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                                         MEDIA CONTACT:    Dan Snyders
                                                           GD&A
                                                           303-623-2838
                                                           dan@gda-pr.com
FOR IMMEDIATE RELEASE                                      720-231-9990 (Mobile)
September 5, 2000
                                                           Nina Piccinini
                                                           eSoft Inc.
                                                           303-444-1600 ext 3255
                                                           ninap@esoft.com

             eSOFT AND GATEWAY ANNOUNCE EQUITY AGREEMENT RESOLUTION AGREEMENT INCLUDES EXPANDED MARKETING AND DISTRIBUTION PACT

BROOMFIELD, COLO. -- eSoft Inc. (NASDAQ: ESFT), the company that provides enhanced broadband solutions for small- to medium-sized enterprise markets, announced today it has reached a resolution with Gateway Inc. that includes a capital infusion of $12.5 million by Gateway, as well as an expanded sales, marketing and distribution relationship.

Under terms of the agreement, Gateway will provide eSoft with a $12.5 million, four year subordinated loan that is convertible into eSoft common stock. The conversion will be at the fair market price of eSoft's common stock with a minimum conversion price of $11 per share and a maximum conversion price of $19.507 per share. This capital infusion amends and supercedes the second tranche investment of the original stock purchase agreement between eSoft and Gateway. As part of the agreement, eSoft will purchase 30,000 shares of Gateway common stock for 3 million. The companies also agreed to restructure Gateway's warrant to purchase 600,000 shares of eSoft common stock to provide for revised performance targets and an exercise price of $11 per share.

Additionally, the companies agreed to an expanded sales, marketing and distribution agreement. As part of the expanded marketing pact, Gateway has agreed to minimum subscriber commitments through the end of 2001.


                                     -MORE-

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eSOFT AND GATEWAY ANNOUNCE EQUITY AGREEMENT RESOLUTION
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"We believe that this resolution is in the best interests of eSoft and our shareholders," said Jeff Finn, president and CEO of eSoft. "Our primary goals in these discussions were to negotiate an investment structure that was favorable to eSoft and our shareholders and preserve an important relationship which we believe is key to our long term success. We believe we have successfully accomplished both of these goals and can refocus on our day-to-day business activities."

"We look forward to working with eSoft to continue to broaden our product offerings in small and medium business," said John Todd, Gateway chief financial officer. "The eSoft offering will be available across all Gateway Business channels, including the Business Solution Centers and Gateway Country stores."


ABOUT eSOFT INC.

eSoft Inc. was founded in 1984 with headquarters in Broomfield, Colo. eSoft provides a flexible, customizable and expandable product suite, enabling rapid delivery of complete Internet connectivity solutions for the small- to medium-sized enterprise market. eSoft's family of products provides businesses with basic Internet applications, managed services and business-to-business solutions. Contact eSoft at 295 Interlocken Blvd., #500, Broomfield, Colo., 80021, USA; 303-444-1600 phone; 303-444-1640 fax; www.esoft.com.


                                      # # #

eSoft is a trademark of eSoft, Inc. Gateway is a registered trademark of Gateway Inc. All other brand and product names may be trademarks of the respective companies with which they are associated.



This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements often can be identified by the use of terms such as "may," "will," "expect," "believe," "project," "estimate" or words of similar meaning. Readers should not place undue reliance on these


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forward-looking statements, and eSoft will not necessarily update these statements to reflect subsequent developments. In addition, these forward-looking statements are subject to risks, uncertainties and important factors that may cause actual results to differ materially from those anticipated. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries, failure to capitalize upon access to new markets, the possibility that a competitor will develop a more comprehensive or less expensive solution and delays in the market awareness of eSoft and its products. Readers should review these factors and others, which are discussed in reports that eSoft files with the Securities and Exchange Commission.